DoubleLine ETF Adviser LP

2002 North Tampa Street

Suite 200

Tampa, FL 33602

January 25, 2024

DoubleLine ETF Trust

2002 North Tampa Street

Suite 200

Tampa, Florida 33602

Re:    Subscription for the Purchase of Shares of Beneficial Interest of DoubleLine ETF Trust

Ladies and Gentlemen:

DoubleLine ETF Adviser LP (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of DoubleLine ETF Trust (the “Trust”) as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
DoubleLine Commodity Strategy ETF	1	$25.00	$25.00

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, with respect to the above series.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

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If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely

/s/ Henry V. Chase
Name: Henry V. Chase
Title: Authorized Signer

Agreed and accepted as January 25, 2024

DoubleLine ETF Trust
/s/ Ronald R. Redell
By: Ronald R. Redell
Title: President